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               THERMOGENESIS CORP. ANNOUNCES THIRD QUARTER RESULTS

                BioArchive (R) Revenues Significantly Increased,
           Restructuring Plan Initiated and Balance Sheet Strengthened

Rancho Cordova, California (May 14, 2003) - THERMOGENESIS CORP. (Nasdaq: KOOL) today announced results for its third quarter of fiscal year 2003, ended March 31, 2003. The Company reported net revenues for the third quarter of $2,886,000, a 6% increase when compared to $2,735,000 reported in the third quarter of last year. For the nine months ended March 31, 2003 the Company's net revenues increased 8% to $7,289,000 compared to $6,720,000 for the first nine months of the prior year.

This quarter represents the first three months of operations under the direction of Kevin Simpson, the Company's new President and COO who has more than 20 years of executive management experience in the field of life sciences, 12 years specifically in the blood industry.

"Revenues continued to increase in our two pipeline product lines, BioArchive and CryoSeal(R), for the three and nine months ended March 31, 2003", stated Kevin Simpson. "We are especially pleased that the increasing momentum in BioArchive and CryoSeal sales offset the decline in ThermoLine revenues which were inflated in the prior year as a result of a large order for plasma freezers received from Aventis Bio-Services, Inc. Additionally, revenues from BioArchive and CryoSeal disposables sold to existing customers increased 216% over the prior year third quarter and we anticipate continuing growth in these products."

Despite the increase in revenues, the Company's gross profit decreased $123,000 from the quarter ended March 31, 2002 to the quarter ended March 31, 2003. The decrease was primarily due to the higher overhead resulting from lower units produced in-house and increased contract service expenses. In order to improve future gross profit margins, the Company has implemented a restructuring plan designed to achieve the improvements in overall gross profit margins necessary for the Company to achieve self-sufficiency and profitable growth. This plan will be executed in three parts: (1) focus the Company's marketing and sales efforts to improve the revenues and selling prices of the CryoSeal and BioArchive product lines, (2) reduce the in-house direct and overhead costs of manufacturing, and (3) identify alternative OEM supplier relationships that will provide low cost and high quality disposables. As part of the restructuring plan, on April 9, 2003, the Company reduced the personnel costs in manufacturing overhead by approximately $500,000 and direct labor by $100,000 on an annual basis.

The Company's balance sheet was strengthened upon completion of an equity financing during the third quarter of fiscal year 2003, which generated $5.3 million in net proceeds. "Our ability to raise funds in the current market speaks to the investors confidence in the Company's restructuring plan and strategic direction" stated Philip Coelho, Chairman and CEO. "Additionally, we initiated efforts in the third quarter to promote the federal financing of a National Cord Blood Stem Cell Bank Network. The proposed legislation would provide for the collection and cryogenic archiving of 200,000 cord blood stem cell units to be used in the treatment of life threatening diseases to replace the bone marrow of victims of radiation exposure from potential terrorist attacks." Although uncertain in light of current fiscal and budgetary debates in Congress, the Company is hopeful that a bill providing for the funding will be introduced over the next six months.

Company Conference Call

Management will host a conference call today, March 14, 2003 at 11:00 am PST (2:00 pm EST) to review the fiscal third quarter financial results and other corporate events, followed by a Q&A session. The call can be accessed by dialing: (800) 860-2442 within the U.S. or (412) 858-4600 outside the U.S.. Participants are asked to call the assigned number approximately 5 minutes before the conference call begins. A replay of the conference call will be available two hours after the call for the following five business days by dialing: (877) 344-7529 within the U.S. or (412) 858-1440 outside the U.S. and entering the following account number: 715 and the following passcode: 317050.

About THERMOGENESIS CORP.
-------------------------
After extensive research, THERMOGENESIS CORP.'S newly introduced technology platforms lead the world in their ability to produce biological products from single units of blood. Umbilical cord blood banks are utilizing the Company's BioArchive System as a critical enabling technology for the processing and cryogenic archiving of stem cells for transplant. The CryoSeal FS System is used to prepare hemostatic and adhesive surgical sealants from patient blood in about an hour. CryoSeal FS System is not available in the United States. THERMOGENESIS CORP. has been a leading supplier of state-of-the-art Ultra-Rapid Blood Plasma Freezers and Thawers to hospitals and blood banks since 1992.

   The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to, certain delays beyond the Company's control with respect to market acceptance of new technologies and products, delays in testing and evaluation of products and other risks detailed from time to time in the Company's filings with the
                       Securities and Exchange Commission.

                           More Information, Contact:

                          Contact: THERMOGENESIS CORP.
                              Renee M. Ruecker, CFO

                           rruecker@thermogenesis.com
                                 (916) 858-5100

                         THERMOGENESIS CORP.
                       Condensed Balance Sheets
                             (Unaudited)

                                                                                March 31,                  June 30,
                                                                                   2003                      2002
                                                                              ------------               -----------
ASSETS
Current assets:
  Cash, cash equivalents and short term investments                             $7,208,000                $6,726,000
  Accounts receivable, net                                                       2,041,000                 1,916,000
  Inventory                                                                      2,896,000                 2,887,000
  Other current assets                                                             615,000                   115,000
                                                                              ------------               -----------

      Total current assets                                                      12,760,000                11,644,000

Equipment, net                                                                     472,000                   537,000

Other assets                                                                        54,000                    58,000
                                                                              ------------               -----------
                                                                               $13,286,000               $12,239,000
                                                                              ============               ===========


LIABILITIES AND STOCKHOLDERS' EQUITY


Current liabilities:
  Accounts payable                                                              $1,028,000                  $995,000
  Other current liabilities                                                      1,218,000                 1,018,000
                                                                              ------------               -----------

      Total current liabilities                                                  2,246,000                 2,013,000

Long-term obligations                                                               49,000                    33,000

Stockholders' equity                                                            10,991,000                10,193,000
                                                                              ------------               -----------

                                                                               $13,286,000               $12,239,000
                                                                              ============               ===========

                               THERMOGENESIS CORP.
                       Condensed Statements of Operations
                                   (Unaudited)

                                                           Three Months Ended               Nine Months Ended
                                                                March 31,                        March 31,
                                                         2003            2002              2003           2002

Net revenues                                           $2,886,000     $2,735,000       $7,289,000      $6,720,000
Cost of revenues                                        2,375,000      2,101,000        6,010,000       5,211,000
                                                   --------------    ------------      -----------    ------------

    Gross profit                                          511,000        634,000        1,279,000       1,509,000
                                                   --------------    ------------      -----------    ------------

Expenses:

  Selling, general and administrative                   1,386,000      1,184,000        3,755,000       3,433,000

  Research and development                                795,000        652,000        2,183,000       1,708,000
                                                   --------------    ------------      -----------    ------------

    Total operating expenses                            2,181,000      1,836,000        5,938,000       5,141,000

Interest and other income/(expenses)                        4,000          2,000           47,000          64,000
                                                    --------------   ------------      -----------    ------------

Net loss                                              $(1,666,000)   $(1,200,000)     $(4,612,000)    $(3,568,000)
                                                    ==============   ============      ===========    ============

Basic and diluted net loss per common share                ($0.05)        ($0.04)          ($0.13)         ($0.11)
                                                    ==============   ============      ===========    ============

Shares used in computing per share data                36,570,697     32,745,103       35,700,791      32,051,362
                                                    ==============   ============      ===========    ============